Exhibit 10.41

AGRICON GLOBAL CORPORATION

STOCK SALE AND TRANSFER AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (this "Agreement"), is entered into as of June 20, 2014 (the “Effective Date”), by and between Agricon Global  Corporation, a Delaware corporation, having a place of business in Leah, Utah, USA (the “seller”) and Ghana Journeys Limited, a Ghana company with a place of business in Accra, Ghana (the “Buyer”) and concerns shares of stock in Agricon SH Ghana Limited, a Ghana company with a place of business in Accra, Ghana (the “Company” and the “Company Stock”)

WHEREAS, the Seller is the record owner and holder of all the issued and outstanding shares of the capital stock of the Company in the total amount of 200,000 shares of the Company Stock (defined herein as the “Company Stock”); and

WHEREAS, the Seller desires to sell to the Buyer and the Buyer wishes to acquire the said Company Stock for the Purchase Price on the provisions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby agreed, and subject to the provisions hereof, the Parties agree as follows:

1.
Implementing Agreement.  In related transactions, the Buyer and Seller, together with other parties, have executed on or about the Effective Date, a Settlement & Mutual Release Agreement (the “Implementing Agreement”) which calls for the sale by Seller to Buyer of the Company Stock, together with other provisions, which Implementing Agreement remains in full force and effect as provided therein.

2.	Purchase Price. Pursuant to the terms of the Implementing Agreement the Buyer has paid and the Seller has received full payment for the Company Shares.

3.
Purchase and Sale.  In furtherance of the Implementing Agreement and separately here, the Seller hereby sells, assigns, transfers and conveys to the Buyer all Seller’s right, title and interest in the Company Shares free and clear of any lien or encumbrance.

4.
Seller Warranties.  Seller hereby warrants and agrees that it is the valid owner and holder of the Company Shares and that the same were validly issued, are fully paid and not assessable and that no lien or encumbrance exists on the Company Shares.  Seller warrants further that the Company Shares are all and the only shares of the Company and that no equity interest in the Company exists other than that represented by the Company Shares.  Seller warrants still further that all corporate power and authority have been taken by it to authorize officers of the Seller to enter into this Agreement and perform the terms hereof.

5.
Buyer Warranties.  Buyer warrants that it is validly incorporated and in good standing under the laws of Ghana and that all corporate authorization has been validly exercised to authorize and that the officers of the Buyer have full power and authority to enter into this Agreement and perform the terms hereof.

6.
Entire Agreement.  This Agreement when taken with the Implementing Agreement contains the entire understanding of the Parties related to the subject matter and all prior or contemporaneous agreements are merged herein and made a part hereof.  Provisions of the Implementing Agreement not in conflict with this Agreement are incorporated herein and made a part hereof.

7.	Further Assurances. Each Party agrees that it will execute such further documents and agreements as may be reasonably requested to implement the terms and purposes hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the above Effective Date.
SELLER, Agricon Global Corporation	BUYER, Ghana Journeys Limited

By: Name: Robert K. Bench Its: President	By: Name: Its:________________________